FOR IMMEDIATE RELEASE

Ciena Remembers Longtime Board Member Berry Cash

HANOVER, Md. - April 12, 2018 - Ciena (NYSE: CIEN) was saddened to learn that Harvey B. Cash, a member of Ciena’s Board of Directors, passed away on April 10, 2018. Berry, as he was known to friends and colleagues, joined Ciena’s Board in 1994 and served as a member of the Compensation Committee and the Governance and Nominations Committee of the Board at the time of his passing, and previously served as the Board’s Lead Independent Director.

Patrick H. Nettles, Executive Chairman of Ciena’s Board of Directors, stated: “Berry was a valued member of the Ciena Board and played an important role in overseeing the company’s growth and transformation from its earliest days as a start-up company to the diversified global company it is today. We are deeply saddened by his passing, and will miss his leadership, strategic insight, business experience and sense of humor. Our sincerest thoughts and sympathies are with his wife JoBeth, his family and friends.”

###
About Ciena
Ciena (NYSE: CIEN) is a network strategy and technology company. We translate best-in-class technology into value through a high-touch, consultative business model - with a relentless drive to create exceptional experiences measured by outcomes. For updates on Ciena, follow us on Twitter @Ciena, LinkedIn, the Ciena Insights blog, or visit www.ciena.com.